PAUL, HASTINGS, JANOFSKY & WALKER LLP
                             555 South Flower Street
                          Los Angeles, California 90071

                            Telephone (213) 683-6000



                     February 26, 1997


                                             Our File No.
                                             16305.42921


Nicholas-Applegate Fund, Inc.
Gateway Center Three
Newark, New Jersey  07102


          Re:  Rule 24f-2 Notice for Fiscal Year
          Ended December 31, 1996
          SEC File Nos. 811-5019, 33-38461

Ladies and Gentlemen:


          You have requested that we render an opinion to Nicholas-Applegate Fund, Inc. (the "Fund") as to the matters described in Rule 24f-2(b)(1) under the Investment Company Act of 1940 (the "Act"), which opinion you are required to file with the Securities and Exchange Commission (the "Commission") together with a Rule 24f-2 Notice for the fiscal year ended December 31, 1996 (the "Notice").

          With respect to factual matters in this opinion, we have relied upon the accuracy of the representations made to us by the Treasurer of the Fund in a certificate executed by her and have not independently verified the accuracy of such factual information. We have also examined originals or copies, certified or otherwise identified to our satisfaction as being true copies, of those corporate records of the Fund, certificates of public officials, and other documents and matters as we have deemed necessary for the purpose of this opinion. We have assumed without independent investigation or verification the authenticity of the documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.

          Upon the basis of the foregoing and in reliance thereon, and in reliance upon such other matters as we deem relevant under the circumstances, it is our opinion that the shares of common stock of the Fund issued during the Fund's fiscal year ended December 31, 1996, the registration of which shares the Notice makes definite in number, are legally issued, fully paid and nonassessable.

          We have not verified, are not passing upon and do not assume any responsibility for the accuracy or completeness of the statements contained in the Notice, or for the propriety of the filing of the Notice with the Commission. Our opinion is limited to the Act and the laws of the State of Maryland, and we express no opinion as to the applicability or effect of the laws of any other jurisdiction.

          This letter is furnished to you pursuant to your request and to the requirements imposed upon you by Rule 24f-2(b)(1) under the Act and is intended solely for your benefit for the purpose of completing the filing of the Notice with the Commission. This letter may not be used for any other purpose or furnished to or relied upon by any other persons, or including in any filing made with any other regulatory authority, without our prior written consent.


                              Very truly yours,

                    s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP
  THIS PAGE MUST BE KEPT AS THE LAST PAGE OF THE DOCUMENT.



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02/27/97 12:48 PM